Exhibit 99.1
Huntington Bancshares Incorporated
Condensed Consolidated Balance Sheets
(Unaudited)

	2007	2006
(in thousands, except number of shares)	September 30,	December 31,	September 30,

Assets
Cash and due from banks	$1,201,981	$1,080,163	$848,088
Federal funds sold and securities purchased under resale agreements	431,244	440,584	370,418
Interest bearing deposits in banks	288,841	74,168	59,333
Trading account securities	1,034,240	36,056	122,621
Loans held for sale	479,853	270,422	276,304
Investment securities	4,288,974	4,362,924	4,643,901
Loans and leases	39,987,240	26,153,425	26,361,502
Allowance for loan and lease losses	(454,784)	(272,068)	(280,152)

Net loans and leases	39,532,456	25,881,357	26,081,350

Bank owned life insurance	1,302,363	1,089,028	1,083,033
Premises and equipment	547,380	372,772	367,709
Goodwill	2,995,961	570,876	571,521
Other intangible assets	443,446	59,487	61,239
Accrued income and other assets	2,757,188	1,091,182	1,176,431

Total Assets	$55,303,927	$35,329,019	$35,661,948

Liabilities and Shareholders’ Equity Liabilities
Deposits	$38,404,365	$25,047,770	$24,738,395
Short-term borrowings	2,227,116	1,676,189	1,532,504
Federal Home Loan Bank advances	2,716,265	996,821	1,221,669
Other long-term debt	1,974,387	2,229,140	2,592,188
Subordinated notes	1,919,625	1,286,657	1,275,883
Accrued expenses and other liabilities	1,812,495	1,078,116	1,171,563

Total Liabilities	$49,054,253	$32,314,693	$32,532,202

Shareholders’ equity
Preferred stock — authorized 6,617,808 shares; none outstanding	—	—	---
Common stock — No par value and authorized 500,000,000 shares; issued 257,866,255 shares; outstanding 235,474,366 and 237,361,333 shares, respectively	—	2,560,569	2,556,168
Par value of $0.01 and authorized 1,000,000,000 shares at September 30, 2007; issued 387,504,687 shares; outstanding 365,898,439 shares	3,875	—	—
Capital surplus	5,700,961	—	—
Less 21,606,248; 22,391,889 and 19,945,179 treasury shares at cost, respectively	(489,062)	(506,946)	(445,359)
Accumulated other comprehensive loss:
Unrealized (losses) gains on investment securities	(3,221)	14,254	12,316
Unrealized gains on cash flow hedging derivatives	9,392	17,008	23,043
Pension and other postretirement benefit adjustments	(80,272)	(86,328)	(3,283)
Retained earnings	1,108,001	1,015,769	986,861

Total Shareholders’ Equity	$6,249,674	$3,014,326	$3,129,746

Total Liabilities and Shareholders’ Equity	$55,303,927	$35,329,019	$35,661,948

     See notes to unaudited condensed consolidated financial statements

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2007	2006	2007	2006

Interest and fee income
Loans and leases
Taxable	$747,938	$462,709	$1,675,983	$1,307,979
Tax-exempt	2,409	555	2,994	1,584
Investment securities
Taxable	60,152	60,437	164,951	173,397
Tax-exempt	7,100	6,137	19,721	17,743
Other	33,556	9,150	64,916	24,975

Total interest income	851,155	538,988	1,928,565	1,525,678

Interest expenses
Deposits	320,490	194,623	715,321	515,969
Short-term borrowings	26,264	17,161	69,372	52,795
Federal Home Loan Bank advances	34,661	15,565	63,180	47,130
Subordinated notes and other long-term debt	60,107	56,326	162,113	148,596

Total interest expense	441,522	283,675	1,009,986	764,490

Net interest income	409,633	255,313	918,579	761,188
Provision for credit losses	42,007	14,162	131,546	49,447

Net interest income after provision for credit losses	367,626	241,151	787,033	711,741

Service charges on deposit accounts	78,107	48,718	172,917	137,165
Trust services	33,562	22,490	86,220	66,444
Brokerage and insurance income	28,806	14,697	62,087	44,235
Other service charges and fees	21,045	12,989	49,176	37,570
Bank owned life insurance income	14,847	12,125	36,602	32,971
Mortgage banking income	9,629	8,512	26,102	35,322
Securities losses	(13,152)	(57,332)	(18,187)	(57,387)
Other income	31,830	35,711	91,127	124,143

Total non-interest income	204,674	97,910	506,044	420,463

Personnel costs	202,148	133,823	471,978	403,284
Outside data processing and other services	40,600	18,664	88,115	58,084
Net occupancy	33,334	18,109	72,659	54,002
Equipment	23,290	17,249	58,666	51,761
Marketing	13,186	7,846	29,868	25,521
Professional services	11,273	6,438	25,856	18,095
Telecommunications	7,286	4,818	15,989	14,633
Printing and supplies	4,743	3,416	11,657	10,254
Amortization of intangibles	19,949	2,902	24,988	6,969
Other expense	29,754	29,165	72,514	90,601

Total non-interest expense	385,563	242,430	872,290	733,204

Income before income taxes	186,737	96,631	420,787	399,000
Provision for income taxes	48,535	(60,815)	106,338	25,494

Net income	$138,202	$157,446	$314,449	$373,506

Average common shares — basic	365,895	237,672	279,171	236,790
Average common shares — diluted	368,280	240,896	282,014	239,933

Per common share
Net income — basic	$0.38	$0.66	$1.13	$1.58
Net income — diluted	0.38	0.65	1.12	1.56
Cash dividends declared	0.265	0.250	0.795	0.750
     See notes to unaudited condensed consolidated financial statements

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Changes in Shareholders’ Equity
(Unaudited)

								Accumulated
								Other
	Preferred Stock		Common Stock		Capital	Treasury Stock		Comprehensive	Retained
(in thousands)	Shares	Amount	Shares	Amount	Surplus	Shares	Amount	Income (Loss)	Earnings	Total

Nine Months Ended September 30, 2006:
Balance, beginning of period	—	$—	257,866	$2,491,326	$—	(33,760)	$(693,576)	$(22,093)	$781,844	$2,557,501
Comprehensive Income:
Net income									373,506	373,506
Unrealized net gains on investment securities arising during the period, net of reclassification (1) for net realized losses, net of tax of ($25,313)								46,332		46,332
Unrealized gains on cash flow hedging derivatives, net of tax of $4,220								7,837		7,837

Total comprehensive income										427,675

Cumulative effect of change in accounting principle for servicing financial assets, net of tax of $6,521									12,110	12,110
Cash dividends declared ($0.75 per share)									(180,599)	(180,599)
Shares issued pursuant to acquisition				53,366		25,350	522,390			575,756
Recognition of the fair value of share-based compensation				13,430						13,430
Treasury shares purchased						(12,931)	(303,898)			(303,898)
Stock options exercised				(2,073)		1,439	30,911			28,838
Other				119		(43)	(1,186)			(1,067)

Balance, end of period	—	—	257,866	2,556,168	—	(19,945)	(445,359)	32,076	986,861	3,129,746

Nine Months Ended September 30, 2007:
Balance, beginning of period	—	—	257,866	2,560,569	—	(22,392)	(506,946)	(55,066)	1,015,769	3,014,326
Comprehensive Income:
Net income									314,449	314,449
Unrealized net losses on investment securities arising during the period, net of reclassification (1) for net realized gains, net of tax of ($9,497)								(17,475)		(17,475)
Unrealized losses on cash flow hedging derivatives, net of tax of ($4,101)								(7,616)		(7,616)
Amortization included in net periodic benefit costs:
Net actuarial loss, net of tax of ($2,809)								5,216		5,216
Prior service costs, net of tax of ($161)								300		300
Transition obligation, net of tax of ($291)								540		540

Total comprehensive income										295,414

Assignment of $0.01 par value per share for each share of Common Stock				(2,557,990)	2,557,990					—
Cash dividends declared ($0.795 per share)									(222,217)	(222,217)
Shares issued pursuant to acquisition			129,639	1,296	3,131,936					3,133,232
Recognition of the fair value of share-based compensation					12,725					12,725
Stock options exercised					(3,608)	935	21,190			17,582
Other					1,918	(149)	(3,306)			(1,388)

Balance, end of period	—	$—	387,505	$3,875	$5,700,961	(21,606)	$(489,062)	$(74,101)	$1,108,001	$6,249,674

(1)	Reclassification adjustments represent net unrealized gains or losses as of December 31 of the prior year on investment securities that were sold during the current year. For the nine months ended September 30, 2007 and 2006, the reclassification adjustments were $11,822, net of tax of ($6,365), and $37,302, net of tax of ($20,085), respectively.
     See notes to unaudited condensed consolidated financial statements.

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	September 30,
(in thousands)	2007	2006
Operating activities
Net income	$314,449	$373,506
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	131,546	49,447
Depreciation and amortization	80,339	88,402
Increase (decrease) in accrued income taxes	63,976	(98,893)
Deferred income tax benefit	(79,447)	(166,168)
Net increase in trading account securities	(1,833,142)	(36,535)
Pension contribution	—	(29,800)
Originations of loans held for sale	(2,027,442)	(1,934,660)
Principal payments on and proceeds from loans held for sale	1,892,573	1,931,216
Other, net	28,148	(131,983)

Net cash provided by operating activities	(1,429,000)	44,532

Investing activities
Increase in interest bearing deposits in banks	(129,950)	(33,846)
Net cash (paid) received in acquisitions	(48,821)	66,507
Proceeds from:
Maturities and calls of investment securities	345,973	461,680
Sales of investment securities	785,702	1,330,257
Purchases of investment securities	(353,354)	(1,645,140)
Proceeds from sales of loans	108,588	—
Net loan and lease originations, excluding sales	(1,199,908)	(275,766)
Proceeds from sale of operating lease assets	25,004	106,448
Purchases of premises and equipment	(75,991)	(28,327)
Other, net	17,132	(668)

Net cash used for investing activities	(525,625)	(18,855)

Financing activities
Increase in deposits	501,648	632,079
Decrease (Increase) in short-term borrowings	848,020	(435,896)
Proceeds from issuance of subordinated notes	250,010	250,000
Maturity/redemption of subordinated notes	(46,660)	—
Proceeds from Federal Home Loan Bank advances	2,101,683	2,312,050
Maturity/redemption of Federal Home Loan Bank advances	(1,110,545)	(2,339,341)
Proceeds from issuance of long-term debt	—	935,000
Maturity of long-term debt	(301,283)	(765,777)
Dividends paid on common stock	(193,567)	(161,906)
Repurchases of common stock	—	(303,898)
Other, net	17,797	29,742

Net cash provided by financing activities	2,067,103	152,053

Increase in cash and cash equivalents	112,478	177,730
Cash and cash equivalents at beginning of period	1,520,747	1,040,776

Cash and cash equivalents at end of period	$1,633,225	$1,218,506

Supplemental disclosures:
Income taxes paid	$176,507	$282,418
Interest paid	990,828	457,404
Non-cash activities
Common stock dividends accrued, paid in subsequent quarter	75,921	47,700
Common stock and stock options issued for purchase acquisition	3,133,232	575,756
See notes to unaudited condensed consolidated financial statements.

Notes to Unaudited Condensed Consolidated Financial Statements
Note 1 – Basis of Presentation
               The accompanying unaudited condensed consolidated financial statements of Huntington Bancshares Incorporated (Huntington or the Company) reflect all adjustments consisting of normal recurring accruals, which are, in the opinion of Management, necessary for a fair presentation of the consolidated financial position, the results of operations, and cash flows for the periods presented. These unaudited condensed consolidated financial statements have been prepared according to the rules and regulations of the Securities and Exchange Commission (SEC) and, therefore, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (GAAP) have been omitted. The Notes to Consolidated Financial Statements appearing in Huntington’s 2006 Annual Report on Form 10-K, (2006 Form 10-K), which include descriptions of significant accounting policies, as updated by the information contained in this report, should be read in conjunction with these interim financial statements.
          Certain immaterial amounts in the prior year’s financial statements have been reclassified to conform to the 2007 presentation.
          For statement of cash flows purposes, cash and cash equivalents are defined as the sum of “Cash and due from banks” and “Federal funds sold and securities purchased under resale agreements.”
Note 2 – New Accounting Pronouncements
Financial Accounting Standards Board (FASB) Statement No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132R (Statement No. 158) – In September 2006, the FASB issued Statement No. 158, as an amendment to FASB Statements No. 87, 88, 106, and 132R. Statement No. 158 requires an employer to recognize in its statement of financial position the funded status of its defined benefit plans and to recognize as a component of other comprehensive income, net of tax, any unrecognized transition obligations and assets, the actuarial gains and losses, and prior service costs and credits that arise during the period. The recognition provisions of Statement No. 158 are to be applied prospectively and were effective for fiscal years ending after December 15, 2006. In addition, Statement No. 158 requires a fiscal year end measurement of plan assets and benefit obligations, eliminating the use of earlier measurement dates currently permissible. However, the new measurement date requirement will not be effective until fiscal years ended after December 15, 2008. Currently, Huntington utilizes a measurement date of September 30th. The adoption of Statement No. 158 as of December 31, 2006 resulted in a write-down of its pension asset by $125.1 million and decreased accumulated other comprehensive income by $83.0 million, net of taxes.
FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48) – In July 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes. This Interpretation of FASB Statement No. 109, Accounting for Income Taxes, contains guidance on the recognition and measurement of uncertain tax positions. Huntington adopted FIN 48 on January 1, 2007. Huntington recognizes the impact of a tax position if it is more likely than not that it will be sustained upon examination, based upon the technical merits of the position. The impact of this new pronouncement was not material to Huntington’s financial statements (See Note 9).
FASB Statement No. 157, Fair Value Measurements (Statement No. 157) – In September 2006, the FASB issued Statement No. 157. This Statement establishes a common definition for fair value to be applied to GAAP guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. Statement No. 157 is effective for fiscal years beginning after November 15, 2007. Management is currently assessing the impact this Statement will have on its consolidated financial statements.

FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (Statement No. 159) – In February 2007, the FASB issued Statement No. 159. This Statement permits entities to choose to measure financial instruments and certain other financial assets and financial liabilities at fair value. This Statement is effective for fiscal years beginning after November 15, 2007. Management is currently assessing the impact this Statement will have on its consolidated financial statements.
Note 3 – Acquisitions
          On July 1, 2007, Huntington completed its merger with Sky Financial Group, Inc. (Sky Financial) in a stock and cash transaction valued at $3.5 billion. Sky Financial operated over 330 banking offices and over 400 ATMs and served communities in Ohio, Pennsylvania, Indiana, Michigan, and West Virginia.
          Under the terms of the merger agreement, Sky Financial shareholders received 1.098 shares of Huntington common stock, on a tax-free basis, and a cash payment of $3.023 for each share of Sky Financial common stock. The assets and liabilities of the acquired entity were recorded on the Company’s balance sheet at their fair values as of July 1, 2007, the acquisition date.
          The following table shows the excess purchase price over carrying value of net assets acquired, preliminary purchase price allocation, and resulting goodwill:

(in thousands)	July 1, 2007

Equity consideration	$3,133,232
Cash consideration	357,031
Direct acquisition costs	33,356

Purchase price	3,523,619
Carrying value of net assets acquired	(1,111,393)

Excess of purchase price over carrying value of net assets acquired	2,412,226

Purchase accounting adjustments:
Loans and leases	183,732
Loans held for sale	110,500
Premises and equipment	51,329
Accrued income and other assets	(23,345)
Accrued expenses and other liabilities	100,531

Goodwill and other intangible assets	2,834,973
Less other intangible assets:
Core deposit intangible	(328,300)
Other identifiable intangible assets	(80,450)

Other intangible assets	(408,750)

Goodwill	$2,426,223

          Huntington has not finalized its determination of the fair value of certain acquired assets and liabilities and will adjust goodwill upon completion of the valuation process. Huntington does not expect any amount of goodwill from the Sky Financial merger to be deductible for tax purposes.
          Of the $408.8 million of acquired intangible assets, $328.3 million was assigned to core deposit intangible, and $80.5 million was assigned to customer relationship intangibles. The core deposit and customer relationship intangibles are amortized using an accelerated method of amortization based on useful lives ranging from 8 to 16 years.

          The following table summarizes the preliminary estimated fair value of the net assets acquired on July 1, 2007 related to the acquisition of Sky Financial:

(in thousands)	July 1, 2007

Assets
Cash and due from banks	$341,566
Federal funds sold	1,023,284
Loans held for sale	120,653
Securities and other earning assets	852,860
Loans and leases	12,659,970
Goodwill and other intangible assets	2,834,973
Accrued income and other assets	594,052

Total assets	18,427,358

Liabilities
Deposits	12,850,717
Borrowings	1,896,228
Accrued expenses and other liabilities	156,794

Total liabilities	14,903,739

Purchase price	$3,523,619

          Huntington’s consolidated financial statements include the results of operations of Sky Financial after July 1, 2007, the date of acquisition. The following unaudited summary information presents the consolidated results of operations of Huntington on a pro forma basis, as if the Sky Financial acquisition had occurred at the beginning of each of the periods presented.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2007	2006	2007	2006

Net interest income	$409,632	$392,873	$1,219,573	$1,175,966
Provision for credit losses	(42,007)	(23,607)	(171,070)	(75,522)

Net interest income after provision for credit losses	367,625	369,266	1,048,503	1,100,444

Non-interest income	204,674	158,843	577,663	584,010
Non-interest expense	(385,565)	(363,527)	(1,193,957)	(1,100,866)

Income before income taxes	186,734	164,582	432,209	583,588
Provision (benefit) for income taxes	(48,535)	38,559	(107,655)	(86,421)

Net income	$138,199	$203,141	$324,554	$497,167

Net income per common share
Basic	$0.38	$0.57	$1.07	$1.39
Diluted	0.38	0.56	1.06	1.38
Average common shares outstanding
Basic	365,895	356,875	365,371	356,125
Diluted	368,280	360,957	368,620	360,198
          The pro forma results include amortization of fair value adjustments on loans, deposits, and debt, and amortization of newly created intangible assets and post-merger acquisition related expenses. The pro forma results also include certain non-recurring items, including a $72.4 million loss on the sale of securities by Sky Financial in anticipation on the merger and $11.3 million of additional personnel expenses for retention bonuses and the vesting of stock options. The pro forma number of average common shares outstanding includes adjustments for shares issued for the acquisition and the impact of additional dilutive securities. The pro forma results presented do not reflect cost savings or revenue enhancements anticipated from the acquisition, and are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of the periods presented, nor are they necessarily indicative of future consolidated results.
          Effective October 2, 2007, Huntington acquired Archer-Meek-Weiler Agency, Inc., Columbus, Ohio. Archer-Meek-Weiler is a full-service agency that sells personal and commercial insurance as well as group benefits. The acquisition was immaterial to Huntington’s financial statements.

Note 4 – Goodwill and Other Intangible Assets
          Goodwill by line of business as of September 30, 2007, was as follows:

	Regional	Dealer		Treasury/	Huntington
(in thousands)	Banking	Sales	PFCMG	Other	Consolidated

Balance, January 1, 2007	$535,855	$—	$35,021	$—	$570,876
Goodwill acquired during the period	2,381,347	—	44,876	—	2,426,223
Adjustments	209	—	(1,347)	—	(1,138)

Balance, September 30, 2007	$2,917,411	$—	$78,550	$—	$2,995,961

          The change in goodwill for the nine-month period ended September 30, 2007, primarily related to the acquisition of Sky Financial, and the finalization of purchase accounting adjustments from the acquisitions of Unified Fund Services and Unified Financial Securities, Inc. In accordance with FASB Statement No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized, but is evaluated for impairment on an annual basis at October 1st of each year or whenever events or changes in circumstances indicate that the carrying value may not be recoverable.
          At September 30, 2007, December 31, 2006, and September 30, 2006, Huntington’s other intangible assets consisted of the following:

	Gross	Accumulated	Net
(in thousands)	Carrying Amount	Amortization	Carrying Value
September 30, 2007
Core deposit intangible	$373,300	$(28,644)	$344,656
Customer relationship	99,887	(4,510)	95,377
Other	23,655	(20,242)	3,413

Total other intangible assets	$496,842	$(53,396)	$443,446

December 31, 2006
Core deposit intangible	$45,000	$(7,525)	$37,475
Customer relationship	19,622	(1,634)	17,988
Other	23,655	(19,631)	4,024

Total other intangible assets	$88,277	$(28,790)	$59,487

September 30, 2006
Core deposit intangible	$45,000	$(5,268)	$39,732
Customer relationship	18,382	(1,103)	17,279
Other	23,655	(19,427)	4,228

Total other intangible assets	$87,037	$(25,798)	$61,239

          Amortization expense of other intangible assets for the three-month periods ended September 30, 2007 and 2006, was $19.9 million and $2.9 million, respectively. Amortization expense of other intangible assets for the nine-month periods ended September 30, 2007 and 2006 was $25.0 million and $7.0 million, respectively.
          The estimated amortization expense of other intangible assets for the remainder of 2007 and the next five annual years are as follows:

Amortization
(in thousands)	Expense

Fiscal year:
2007	$19,949
2008	74,811
2009	66,621
2010	58,937
2011	52,024
2012	44,997

Note 5 – Loan Sales and Securitizations
Automobile loans
          For the nine-month periods ended September 30, 2007 and 2006, sales of automobile loans for which servicing is retained totaled $259.2 million and $573.6 million, respectively, resulting in pre-tax gains of $2.1 million and $1.8 million, respectively.
          Automobile loan servicing rights are acccounted for under the amortization provision of FASB Statement No. 156, Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140. A servicing asset is established at fair value at the time of the sale. The servicing asset is then amortized against servicing income. Impairment, if any, is recognized when carrying value exceeds the fair value as determined by calculating the present value of expected net future cash flows. The primary risk characteristic for measuring servicing assets is the payoff rate of the underlying loan pools. Valuation calculations rely on the predicted payoff assumption and, if actual payoff is quicker than expected, then future value would become impaired.
          Changes in the carrying value of automobile loan servicing rights for the three and nine-month periods ended September 30, 2007 and 2006, and the fair value at the end of each period were as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2007	2006	2007	2006

Carrying value, beginning of period	$6,279	$8,985	$7,916	$10,805
New servicing assets	—	1,289	1,900	3,651
Amortization	(1,265)	(1,794)	(4,802)	(5,976)

Carrying value, end of period	$5,014	$8,480	$5,014	$8,480

Fair value, end of period	$6,058	$10,826	$6,058	$10,826

          Huntington has retained servicing responsibilities on sold automobile loans and receives annual servicing fees from 0.55% to 1.00%, and other ancillary fees of approximately 0.40% to 0.50%, of the outstanding loan balances. Servicing income, net of amortization of capitalized servicing assets, amounted to $2.7 million and $3.8 million for the three-month periods ended September 30, 2007 and 2006, respectively. For the nine-month periods ended September 30, 2007 and 2006, servicing income was $9.1 million and $10.6 million, respectively.
Residential Mortgage Loans
          For the nine-month periods ended September 30, 2007 and 2006, sales of mortgage loans held for investment totaled $109.5 million and $144.1 million, respectively, resulting in net pre-tax gains of $0.5 million and $1.3 million, respectively.

          The following table is a summary of the changes in mortgage servicing right (MSR) fair value during the three and nine-month periods ended September 30, 2007 and 2006:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2007	2006	2007	2006

Fair value, beginning of period	$155,420	$136,244	$131,104	$109,890
New servicing assets created	8,497	8,273	25,923	21,484
Servicing assets acquired (1)	81,450	—	81,450	2,474
Change in fair value during the period due to:
Time decay (2)	(2,037)	(1,065)	(4,236)	(3,049)
Payoffs (3)	(4,534)	(3,419)	(10,422)	(8,260)
Changes in valuation inputs or assumptions (4)	(9,863)	(10,716)	5,114	6,778

Fair value, end of period	$228,933	$129,317	$228,933	$129,317

(1)	Represents servicing assets acquired from the merger with Sky Financial.

(2)	Represents decrease in value due to passage of time, including the impact from both regularly scheduled loan principal payments and partial loan paydowns.

(3)	Represents decrease in value associated with loans that paid off during the period.

(4)	Represents change in value resulting primarily from market-driven changes in interest rates.
          MSRs do not trade in an active, open market with readily observable prices. While sales of MSRs occur, the precise terms and conditions are typically not readily available. Therefore, the fair value of MSRs is estimated using a discounted future cash flow model. The model considers portfolio characteristics, contractually specified servicing fees and assumptions related to prepayments, delinquency rates, late charges, other ancillary revenues, costs to service, and other economic factors. Changes in the assumptions used may have a significant impact on the valuation of MSRs.
          A summary of key assumptions and the sensitivity of the MSR value at September 30, 2007, to changes in these assumptions follows:

		Decline in fair value
		due to
		10%	20%
		adverse	adverse
(in thousands)	Actual	change	change
Constant pre-payment rate	11.40%	$(9,707)	$(18,946)
Discount rate	9.29	(8,484)	(16,373)
          MSR values are very sensitive to movements in interest rates as expected future net servicing income depends on the projected outstanding principal balances of the underlying loans, which can be greatly impacted by the level of prepayments. The Company hedges against changes in MSR fair value attributable to changes in interest rates through a combination of derivative instruments and trading securities.
          Below is a summary of servicing fee income, a component of mortgage banking income, earned during the three and nine-month periods ended September 30, 2007 and 2006.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2007	2006	2007	2006

Servicing fees	$10,811	$6,077	$24,607	$17,997
Late fees	715	649	2,063	1,810
Ancillary fees	204	206	732	547

Total fee income	$11,730	$6,932	$27,402	$20,354

Note 6 — Investment Securities
          Listed below are the contractual maturities (under 1 year, 1-5 years, 6-10 years, and over 10 years) of investment securities at September 30, 2007, December 31, 2006, and September 30, 2006:

	September 30, 2007		December 31, 2006		September 30, 2006
	Amortized		Amortized		Amortized
(in thousands)	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value

U.S. Treasury
Under 1 year	$599	$604	$800	$800	$799	$802
1-5 years	250	251	1,046	1,056	20,464	20,479
6-10 years	—	—	—	—	—	—
Over 10 years	—	—	—	—	—	—

Total U.S. Treasury	849	855	1,846	1,856	21,263	21,281

Federal agencies
Mortgage backed securities
Under 1 year	1,349	1,352	1,848	1,847	4,091	4,096
1-5 years	11,530	11,671	9,560	9,608	8,409	8,487
6- 10 years	4,502	4,533	4,353	4,355	1,701	1,705
Over 10 years	1,409,953	1,408,323	1,261,423	1,265,651	1,354,964	1,356,884

Total mortgage-backed Federal agencies	1,427,334	1,425,879	1,277,184	1,281,461	1,369,165	1,371,172

Other agencies
Under 1 year	99,834	99,875	—	—	44,610	44,610
1-5 years	49,692	50,415	149,819	149,853	288,744	288,744
6-10 years	—	—	98	96	—	—
Over 10 years	—	—	—	—	—	—

Total other Federal agencies	149,526	150,290	149,917	149,949	333,354	333,354

Total Federal agencies	1,576,860	1,576,169	1,427,101	1,431,410	1,702,519	1,704,526

Municipal securities
Under 1 year	45	45	42	42	42	42
1-5 years	14,895	14,984	10,553	10,588	9,808	9,852
6- 10 years	164,291	164,071	165,624	165,229	162,659	162,433
Over 10 years	501,677	501,170	410,248	415,564	414,717	419,356

Total municipal securities	680,908	680,270	586,467	591,423	587,226	591,683

Private label CMO
Under 1 year	—	—	—	—	—	—
1-5 years	—	—	—	—	—	—
6-10 years	—	—	—	—	—	—
Over 10 years	700,578	701,039	586,088	590,062	753,266	756,009

Total private label CMO	700,578	701,039	586,088	590,062	753,266	756,009

Asset backed securities
Under 1 year	—	—	—	—	—	—
1-5 years	30,000	30,000	30,000	30,056	30,000	30,061
6- 10 years	—	—	—	—	—	—
Over 10 years	893,346	889,097	1,544,572	1,552,748	1,365,139	1,374,535

Total asset backed securities	923,346	919,097	1,574,572	1,582,804	1,395,139	1,404,596

Other
Under 1 year	3,650	3,647	4,800	4,784	3,400	3,400
1-5 years	9,497	9,489	2,750	2,706	5,843	5,813
6-10 years	446	443	—	—	692	693
Over 10 years	2,808	2,858	44	86	44	44
Non-marketable equity securities	350,080	350,080	150,754	150,754	148,923	148,923
Marketable equity securities	44,903	45,027	6,481	7,039	6,559	6,933

Total other	411,384	411,544	164,829	165,369	165,461	165,806

Total investment securities	$4,293,925	$4,288,974	$4,340,903	$4,362,924	$4,624,874	$4,643,901

Duration in years (1)		3.5		3.2		3.3

(1)	The average duration assumes a market driven pre-payment rate on securities subject to pre-payment.

          At September 30, 2007, non-marketable equity securities included $231.2 million of stock of Federal Home Loan Banks and $73.1 million of stock of the Federal Reserve Bank.
          For the three-months ended September 30, 2007, gross gains and losses on securities totaled $10.2 million and $23.4 million, respectively. For the nine-month period ended September 30, 2007, gross gains on securities totaled $15.2 million and gross losses totaled $33.4 million. Gross losses for the nine-month period ended September 30, 2007 included $31.8 million of impairment losses on certain securities backed by mortgage loans. Including impairment recognized since the fourth quarter of 2006, at September 30, 2007, these securities had a carrying value of $16.3 million. Gross gains and losses from the sales of securities were not material for the three or nine-month periods ended September 30, 2006.
          As of September 30, 2007, Management has evaluated all other investment securities with unrealized losses and all non-marketable securities for impairment. The unrealized losses were caused by interest rate increases and other market related conditions. The contractual terms and/or cash flows of the investments do not permit the issuer to settle the securities at a price less than the amortized cost. Huntington has the intent and ability to hold these investment securities until the fair value is recovered, which may be maturity, and therefore, does not consider them to be other-than-temporarily impaired at September 30, 2007.
Note 7 – Earnings per Share
          Basic earnings per share is the amount of earnings available to each share of common stock outstanding during the reporting period. Diluted earnings per share is the amount of earnings available to each share of common stock outstanding during the reporting period adjusted to include the effect of potentially dilutive common shares. Potentially dilutive common shares include incremental shares issued upon exercise of outstanding stock options, the vesting of restricted stock units, and the distribution of shares from deferred compensation plans. The calculation of basic and diluted earnings per share for the three and nine-month periods ended September 30, 2007 and 2006, was as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2007	2006	2007	2006

Net income	$138,199	$157,446	$314,446	$373,506
Average common shares outstanding	365,895	237,672	279,171	236,790
Dilutive potential common shares	2,385	3,224	2,843	3,143

Diluted average common shares outstanding	368,280	240,896	282,014	239,933

Earnings per share
Basic	$0.38	$0.66	$1.13	$1.58
Diluted	0.38	0.65	1.12	1.56
          Options to purchase 19.9 million and 10.4 million shares during the three-month and nine-month periods ended September 30, 2007, and 5.5 million shares during both the three-month and nine-month periods ended September 30, 2006, respectively, were outstanding but were not included in the computation of diluted earnings per share because the effect would be antidilutive. The weighted average exercise price for these options was $22.34 and $24.31 per share and $25.70 and $25.69 per share for the three and nine-month periods ended September 30, 2007 and 2006, respectively.
Note 8 – Share-based Compensation
          Huntington sponsors nonqualified and incentive share-based compensation plans. These plans provide for the granting of stock options and other awards to officers, directors, and other employees. Stock options are granted at the closing market price on the date of the grant. Options vest ratably over three years or when other conditions are met. Options granted prior to May 2004 have a maximum term of ten years. All options granted beginning in May 2004 have a maximum term of seven years.
          Beginning in 2006, Huntington began granting restricted stock units under the 2004 Stock and Long-Term Incentive Plan. Restricted stock units are issued at no cost to the recipient, and can be settled only in shares at the end of the vesting period, subject to certain service restrictions. The fair value of the restricted stock unit awards was based on the closing market price of the Company’s common stock on the date of award.

          Huntington’s board of directors has approved all of the plans. Shareholders have approved each of the plans, except for the broad-based Employee Stock Incentive Plan. Of the 28.4 million shares of common stock authorized for issuance under the plans at September 30, 2007, 22.1 million were outstanding and 6.3 million were available for future grants.
          Huntington uses the Black-Scholes option-pricing model to value share-based compensation expense. This model assumes that the estimated fair value of options is amortized over the options’ vesting periods. Compensation costs are included in personnel costs on the consolidated statements of income. Forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense recognized. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. Expected volatility is based on the historical volatility of Huntington’s stock. The expected term of options granted is derived from historical data on employee exercises. The expected dividend yield is based on the dividend rate and stock price on the date of the grant. The following table illustrates the weighted-average assumptions used in the option-pricing model for options granted in each of the periods presented.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Assumptions
Risk-free interest rate	4.75%	5.11%	4.74%	5.09%
Expected dividend yield	5.27	4.27	5.26	4.26
Expected volatility of Huntington’s common stock	21.1	22.2	21.1	22.2
Expected option term (years)	6.0	6.0	6.0	6.0

Weighted-average grant date fair value per share	$2.80	$4.20	$2.80	$4.20
          Huntington’s stock option activity and related information for the nine-month period ended September 30, 2007, was as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
(in thousands, except per share amounts)	Options	Price	Life (Years)	Value

Outstanding at January 1, 2007	20,573	$21.36
Granted	2,127	20.04
Acquired (1)	7,374	18.40
Exercised	(988)	18.25
Forfeited/expired	(788)	23.31

Outstanding at September 30, 2007	28,298	$20.54	4.6	$9,270

Exercisable at September 30, 2007	24,037	$20.30	4.5	$9,270

(1)	Relates to option plans acquired from the merger with Sky Financial.
          As a result of the acquisition of Sky Financial, the outstanding stock options to purchase Sky Financial’s common stock were converted into 7.4 million options to purchase shares of Huntington common stock with a weighted average exercise price of $18.40. All shares were fully vested on the conversion date and were included in the purchase price of Sky Financial.
          The aggregate intrinsic value represents the amount by which the fair value of underlying stock exceeds the option exercise price. The total intrinsic value of stock options exercised during the nine-month periods ended September 30, 2007 and 2006, was $4.2 million and $8.9 million, respectively.
          Total share-based compensation expense was $4.9 million for each of the three-month periods ended September 30, 2007 and 2006. For the nine-month periods ended September 30, 2007 and 2006, share-based compensation expense was $12.7 million and $13.4 million, respectively. Huntington also recognized $1.7 million in tax benefits for each of the three-months ended September 30, 2007 and 2006, related to share-based compensation. The tax benefits recognized related to share-based compensation for the nine-month periods ended September 30, 2007 and 2006, were $4.5 million and $4.7 million, respectively.

          Cash received from the exercise of options for the three-month periods ended September 30, 2007 and 2006, was $1.9 million and $1.8 million, respectively. For the nine-month periods ended September 30, 2007 and 2006, cash received from option exercises were $16.5 million and $25.7 million, respectively. The estimated tax benefit realized for the tax deductions from option exercises totaled $0.9 million for both the three-month periods ended September 30, 2007 and 2006. For the nine-month periods ended September 30, 2007 and 2006, the tax benefit realized for the tax deductions from option exercises totaled $2.1 million and $2.7 million, respectively.
          Huntington issues shares to fulfill stock option exercises and restricted stock units from available shares held in treasury. At September 30, 2007, the Company believes there are adequate shares in treasury to satisfy anticipated stock option exercises in 2007.
          The following table summarizes the status of Huntington’s nonvested shares as of and for the nine-months ended September 30, 2007:

		Weighted-		Weighted-
		Average		Average
	Restricted	Grant Date	Restricted	Grant Date
	Stock	Fair Value	Stock	Fair Value
(in thousands, except per share amounts)	Units	Per Share	Awards	Per Share

Nonvested at January 1, 2007	468	$23.37	—	$—
Granted	676	20.03	222	22.74
Vested	(6)	23.34	(22)	22.74
Forfeited	(31)	22.45	—	—

Nonvested at September 30, 2007	1,107	$21.36	200	$22.74

          In connection with the merger of Sky Financial, Huntington granted restricted stock awards of 221,569 shares of Huntington common stock. The restricted stock awards vest in equal monthly installments at the end of each calendar month from the completion of the merger through December 31, 2009, subject to acceleration on certain terminations of employment and change in control transactions.
          The weighted-average grant date fair value of nonvested shares granted for the nine-month periods ended September 30, 2007 and 2006, were $20.70 and $23.34, respectively. As of September 30, 2007, the total compensation cost related to nonvested shares not yet recognized was $23.2 million with a weighted-average expense recognition period of 2.5 years. The total fair value of nonvested shares vested during the nine-months ended September 30, 2007, was $0.5 million.
Note 9 – Income Taxes
          The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state, city, and foreign jurisdictions. Federal income tax audits have been resolved through 2003. Various state and city jurisdictions remain open to examination for tax years 2000 and forward.
          The Company adopted the provisions of FIN 48 on January 1, 2007. The implementation of FIN 48 did not impact the Company’s financial statements. As of September 30, 2007, there were no unrecognized tax benefits.
          The Company recognizes interest and penalties on income tax assessments or income tax refunds in the financial statements as a component of its provision for income taxes.
Note 10 – Benefit Plans
          Huntington sponsors the Huntington Bancshares Retirement Plan (the Plan), a non-contributory defined benefit pension plan covering substantially all employees. The Plan provides benefits based upon length of service and compensation levels. The funding policy of Huntington is to contribute an annual amount that is at least equal to the minimum funding requirements but not more than that deductible under the Internal Revenue Code.
          In addition, Huntington has an unfunded, defined benefit post-retirement plan (Post-Retirement Benefit Plan) that provides certain healthcare and life insurance benefits to retired employees who have attained the age of 55 and have at least 10 years of vesting service under this plan. For any employee retiring on or after January 1, 1993, post-retirement healthcare benefits are based upon the employee’s number of months of service and are limited to the actual cost of coverage. Life insurance benefits are a percentage of the employee’s base salary at the time of retirement, with a maximum of $50,000 of coverage.
          As a result of the acquisition of Sky Financial, Huntington remeasured its pension and post retirement plan assets and liabilities as of July 1, 2007. The remeasurment included updating the discount rate used to calculate benefit expense from 5.74% to 6.19% and assessing the impact of adding former Sky Financial employees to the plans.
          The following table shows the components of net periodic benefit expense of the Plan and the Post-Retirement Benefit Plan:

	Pension Benefits		Post Retirement Benefits
	Three Months Ended		Three Months Ended
	September 30,		September 30,
(in thousands)	2007	2006	2007	2006

Service cost	$5,780	$4,414	$484	$383
Interest cost	6,859	5,539	989	565
Expected return on plan assets	(10,132)	(8,518)	—	—
Amortization of transition asset	—	—	276	276
Amortization of prior service cost	—	—	95	95
Settlements	323	1,000	—	—
Recognized net actuarial loss (gain)	1,729	4,377	(64)	(181)

Benefit expense	$4,559	$6,812	$1,780	$1,138

	Pension Benefits		Post Retirement Benefits
	Nine Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2007	2006	2007	2006

Service cost	$14,670	$13,137	$1,233	$1,103
Interest cost	18,792	16,617	2,323	1,695
Expected return on plan assets	(28,372)	(25,057)	—	—
Amortization of transition asset	3	—	828	828
Amortization of prior service cost	1	1	284	285
Settlements	2,323	3,000	—	—
Recognized net actuarial loss (gain)	7,960	13,131	(267)	(543)

Benefit expense	$15,377	$20,829	$4,401	$3,368

          There is no required minimum contribution for 2007 to the Plan.
          Huntington also sponsors other retirement plans, the most significant being the Supplemental Executive Retirement Plan and the Supplemental Retirement Income Plan. These plans are nonqualified plans that provide certain former officers and directors of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. The cost of providing these plans was $0.7 million for each of the three-month periods ended September 30, 2007 and 2006, respectively. For the respective nine-month periods, the cost was $2.1 million and $2.0 million.
          Huntington has a defined contribution plan that is available to eligible employees. Huntington matches participant contributions dollar for dollar, up to the first 3% of base pay contributed to the plan. The match is 50 cents for each dollar on the 4th and 5th percent of base pay contributed to the plan. The cost of providing this plan was $3.8 million and $2.6 million for the three-month periods ended September 30, 2007 and 2006, respectively. For the respective nine-month periods, the cost was $9.2 million and $7.8 million.

Note 11 – Commitments and Contingent Liabilities
Commitments to extend credit:
          In the ordinary course of business, Huntington makes various commitments to extend credit that are not reflected in the financial statements. The contract amounts of these financial agreements at September 30, 2007, December 31, 2006, and September 30, 2006, were as follows:

	September 30,	December 31,	September 30,
(in millions)	2007	2006	2006

Contract amount represents credit risk
Commitments to extend credit
Commercial	$6,674	$4,416	$4,265
Consumer	4,673	3,374	3,336
Commercial real estate	2,556	1,645	1,752
Standby letters of credit	1,403	1,156	1,136
Commercial letters of credit	48	54	45
          Commitments to extend credit generally have fixed expiration dates, are variable-rate, and contain clauses that permit Huntington to terminate or otherwise renegotiate the contracts in the event of a significant deterioration in the customer’s credit quality. These arrangements normally require the payment of a fee by the customer, the pricing of which is based on prevailing market conditions, credit quality, probability of funding, and other relevant factors. Since many of these commitments are expected to expire without being drawn upon, the contract amounts are not necessarily indicative of future cash requirements. The interest rate risk arising from these financial instruments is insignificant as a result of their predominantly short-term, variable-rate nature.
          Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. The carrying amount of deferred revenue associated with these guarantees was $4.5 million, $4.3 million, and $3.5 million at September 30, 2007, December 31, 2006, and September 30, 2006, respectively.
          Commercial letters of credit represent short-term, self-liquidating instruments that facilitate customer trade transactions and generally have maturities of no longer than 90 days. The merchandise or cargo being traded normally secures these instruments.
Commitments to sell loans:
          Huntington enters into forward contracts relating to its mortgage banking business. At September 30, 2007, December 31, 2006, and September 30, 2006, Huntington had commitments to sell residential real estate loans of $466.1 million, $319.9 million, and $314.2 million, respectively. These contracts mature in less than one year.
Litigation:
          In the ordinary course of business, there are various legal proceedings pending against Huntington and its subsidiaries. In the opinion of Management, the aggregate liabilities, if any, arising from such proceedings are not expected to have a material adverse effect on Huntington’s consolidated financial position.

Note 12 – Derivative Financial Instruments
Derivatives used in Asset and Liability Management Activities
          The following table presents the gross notional values of derivatives used in Huntington’s Asset and Liability Management activities at September 30, 2007, identified by the underlying interest rate-sensitive instruments:

	Fair Value	Cash Flow
(in thousands )	Hedges	Hedges	Total

Instruments associated with:
Deposits	$615,000	$315,000	$930,000
Federal Home Loan Bank advances	—	525,000	525,000
Subordinated notes	750,000	—	750,000
Other long-term debt	50,000	—	50,000

Total notional value at September 30, 2007	$1,415,000	$840,000	$2,255,000

          The following table presents additional information about the interest rate swaps used in Huntington’s Asset and Liability Management activities at September 30, 2007:

	Notional	Average Maturity	Fair	Weighted-Average Rate
(in thousands )	Value	(years)	Value	Receive	Pay

Liability conversion swaps
Receive fixed — generic	$820,000	8.8	$2,498	5.27%	5.74%
Receive fixed — callable	595,000	5.8	(9,692)	4.74	5.32
Pay fixed — generic	840,000	1.7	(3,508)	5.68	4.98

Total liability conversion swaps	$2,255,000	5.4	$(10,702)	5.28%	5.32%

          Interest rate caps used in Huntington’s Asset and Liability Management activities at September 30, 2007, are shown in the table below:

		Average
	Notional	Maturity	Fair	Weighted-Average
(in thousands )	Value	(years)	Value	Strike Rate

Interest rate caps — purchased	$500,000	1.3	$808	5.50%

          These derivative financial instruments were entered into for the purpose of altering the interest rate risk of assets and liabilities. Consequently, net amounts receivable or payable on contracts hedging either interest earning assets or interest bearing liabilities were accrued as an adjustment to either interest income or interest expense. The net amount resulted in a decrease to net interest income of $1.3 million and $2.0 million for the three-month periods ended September 30, 2007 and 2006, respectively. For the nine-month periods ended September 30, 2007 and 2006, the impact to net interest income was a decrease of $1.5 million and $2.2 million, respectively.
          Collateral agreements are regularly entered into as part of the underlying derivative agreements with Huntington’s counterparties to mitigate the credit risk associated with derivatives. At September 30, 2007, December 31, 2006, and September 30, 2006, aggregate credit risk associated with these derivatives, net of collateral that has been pledged by the counterparty, was $4.9 million, $42.6 million, and $13.1 million, respectively. The credit risk associated with interest rate swaps is calculated after considering master netting agreements.
          During 2006, Huntington terminated certain interest rate swaps used to hedge the future expected cash flows of certain FHLB advances and deferred these gains in accumulated other comprehensive income. The deferred swap gains were being amortized into interest expense over the remaining terms of the outstanding advances. During the second quarter of 2007, Huntington prepaid the FHLB advances, and recognized a gain of $4.1 million, which represented the remaining unamortized portion of the terminated swap gains.
          During the 2007 third quarter, Huntington recognized a gain of $0.4 million on the remaining portion of unamortized interest rate swaps used to hedge the future expected cash flows relating to certain trust preferred debt that was redeemed during the quarter.

Derivatives Used in Mortgage Banking Activities
          The following is a summary of the derivative assets and liabilities that Huntington used in its mortgage banking activities:

	September 30,	December 31,	September 30,
(in thousands)	2007	2006	2006

Derivative assets:
Interest rate lock agreements	$920	$236	$626
Forward trades and options	234	1,176	82

Total derivative assets	1,154	1,412	708

Derivative liabilities:
Interest rate lock agreements	(385)	(838)	(347)
Forward trades and options	(2,736)	(699)	(3,003)

Total derivative liabilities	(3,121)	(1,537)	(3,350)

Net derivative (liability) asset	$(1,967)	$(125)	$(2,642)

Derivatives Used in Trading Activities
          Various derivative financial instruments are offered to enable customers to meet their financing and investing objectives and for their risk management purposes. Derivative financial instruments used in trading activities consisted predominantly of interest rate swaps, but also included interest rate caps, floors, and futures, as well as foreign exchange options. Interest rate options grant the option holder the right to buy or sell an underlying financial instrument for a predetermined price before the contract expires. Interest rate futures are commitments to either purchase or sell a financial instrument at a future date for a specified price or yield and may be settled in cash or through delivery of the underlying financial instrument. Interest rate caps and floors are option-based contracts that entitle the buyer to receive cash payments based on the difference between a designated reference rate and a strike price, applied to a notional amount. Written options, primarily caps, expose Huntington to market risk but not credit risk. Purchased options contain both credit and market risk. The interest rate risk of these customer derivatives is mitigated by entering into similar derivatives having offsetting terms with other counterparties.
          Supplying these derivatives to customers results in non-interest income. These instruments are carried at fair value in other assets with gains and losses reflected in other non-interest income. Total trading revenue for customer accommodation was $4.9 million and $2.9 million for the three-month periods ended September 30, 2007 and 2006, respectively. For the nine-month periods ended September 30, 2007 and 2006, total trading revenue for customer accommodation was $11.7 million and $8.0 million, respectively. The total notional value of derivative financial instruments used by Huntington on behalf of customers, including offsetting derivatives was $5.7 billion, $4.6 billion, and $4.7 billion at September 30, 2007, December 31, 2006, and September 30, 2006, respectively. Huntington’s credit risk from interest rate swaps used for trading purposes was $63.6 million, $40.0 million, and $4.4 million at the same dates.
          Huntington also uses certain derivative financial instruments to offset changes in value of its residential mortgage servicing assets. These derivatives consist primarily of forward interest rate agreements, and forward mortgage securities. The derivative instruments used are not designated as hedges under Statement No. 133. Accordingly, such derivatives are recorded at fair value with changes in fair value reflected in mortgage banking income. The total notional value of these derivative financial instruments at September 30, 2007, was $50.0 million. The total notional amount corresponds to trading assets with a fair value of less than $0.1 million. Total gains and losses for the three-month periods ended September 30, 2007 and 2006, were $5.6 million and $10.7 million, respectively. Total losses for the nine-month periods ended September 30, 2007 and 2006, were $18.4 million and $0.7 million, respectively.
          In connection with securitization activities, Huntington purchased interest rate caps with a notional value totaling $1.4 billion. These purchased caps were assigned to the securitization trust for the benefit of the security holders. Interest rate caps were also sold totaling $1.4 billion outside the securitization structure. Both the purchased and sold caps are marked to market through income.

Note 13 – Shareholders’ Equity
Change in par value and shares authorized:
          During the second quarter, Huntington amended its charter to, among other things, assign a par value of $0.01 to each share of common stock. Shares of common stock previously had no assigned par value. Huntington also amended its charter to increase the number of authorized shares of common stock from 500 million shares to 1.0 billion shares.
Share Repurchase Program:
          On April 20, 2006, the Company announced that its board of directors authorized a new program for the repurchase of up to 15 million shares of common stock (the 2006 Repurchase Program). The 2006 Repurchase Program does not have an expiration date. The 2006 Repurchase Program cancelled and replaced the prior share repurchase program, authorized by the board of directors in 2005. The Company announced its expectation to repurchase the shares from time to time in the open market or through privately negotiated transactions depending on market conditions.
          Huntington did not repurchase any shares under the 2006 Repurchase Program for the three-month period ended September 30, 2007. At the end of the period, 3,850,000 shares may be purchased under the 2006 Repurchase Program.
Note 14 – Segment Reporting
          Huntington has three distinct lines of business: Regional Banking, Dealer Sales, and the Private Financial and Capital Markets Group (PFCMG). A fourth segment includes the Treasury function and other unallocated assets, liabilities, revenue, and expense. Lines of business results are determined based upon the Company’s management reporting system, which assigns balance sheet and income statement items to each of the business segments. The process is designed around the Company’s organizational and management structure and, accordingly, the results derived are not necessarily comparable with similar information published by other financial institutions. An overview of this system is provided below, along with a description of each segment and discussion of financial results.
          The following provides a brief description of the four operating segments of Huntington:
Regional Banking: This segment provides traditional banking products and services to consumer, small business, and, commercial customers. As of September 30, 2007, it operated in thirteen regions within the six states of Ohio, Michigan, West Virginia, Indiana, Pennsylvania, and Kentucky. It provided these services through a banking network of over 600 branches, and over 1,400 ATMs, along with Internet and telephone banking channels. It also provided certain services outside of these six states, including mortgage banking and equipment leasing. Each region is further divided into retail and commercial banking units. Retail products and services include home equity loans and lines of credit, first mortgage loans, direct installment loans, small business loans, personal and business deposit products, as well as sales of investment and insurance services. Retail Banking accounts for 50% and 76% of total Regional Banking loans and deposits, respectively. Commercial Banking serves middle market and large commercial banking relationships, which use a variety of banking products and services including, but not limited to, commercial loans, international trade, cash management, leasing, interest rate protection products, capital market alternatives, 401(k) plans, and mezzanine investment capabilities.
Dealer Sales: This segment provides a variety of banking products and services to more than 3,600 automotive dealerships within the Company’s primary banking markets, as well as in Arizona, Florida, Georgia, Nevada, New Jersey, New York, North Carolina, South Carolina, and Tennessee. Dealer Sales finances the purchase of automobiles by customers at the automotive dealerships, purchases automobiles from dealers and simultaneously leases the automobiles to consumers under long-term leases, finances the dealerships’ new and used vehicle inventories, land, buildings, and other real estate owned by the dealerships, or dealer working capital needs, and provides other banking services to the automotive dealerships and their owners. Competition from the financing divisions of automobile manufacturers and from other financial institutions is intense. Dealer Sales’ production opportunities are directly impacted by the general automotive sales business, including programs initiated by manufacturers to enhance and increase sales directly. Huntington has been in this line of business for over 50 years.

Private Financial and Capital Markets Group (PFCMG): This segment provides products and services designed to meet the needs of higher net worth customers. Revenue is derived through the sale of trust, asset management, investment advisory, brokerage, insurance, and private banking products and services. Sky Insurance, included within PFCMG, provides retail and commercial insurance agency services. PFCMG also focuses on financial solutions for corporate and institutional customers that include investment banking, sales and trading of securities, mezzanine capital financing, and risk management products. To serve high net worth customers, a unique distribution model is used that employs a single, unified sales force to deliver products and services mainly through Regional Banking distribution channels.
Treasury / Other: This segment includes revenue and expense related to assets, liabilities, and equity that are not directly assigned or allocated to one of the other three business segments. Assets in this segment include investment securities and bank owned life insurance. The net interest income/(expense) of this segment includes the net impact of administering our investment securities portfolios as part of overall liquidity management. A match-funded transfer pricing system is used to attribute appropriate funding interest income and interest expense to other business segments. As such, net interest income includes the net impact of any over or under allocations arising from centralized management of interest rate risk. Furthermore, net interest income includes the net impact of derivatives used to hedge interest rate sensitivity. Non-interest income includes miscellaneous fee income not allocated to other business segments, including bank owned life insurance income. Fee income also includes asset revaluations not allocated to other business segments, as well as any investment securities and trading assets gains or losses. The non-interest expense includes certain corporate administrative, merger costs, and other miscellaneous expenses not allocated to other business segments. This segment also includes any difference between the actual effective tax rate of Huntington and the statutory tax rate used to allocate income taxes to the other segments.

          Listed below are certain financial results by line of business. For the three and nine-month periods ended September 30, 2007 and 2006, operating earnings were the same as reported earnings.

	Three Months Ended September 30,
Income Statements	Regional	Dealer		Treasury/	Huntington
(in thousands )	Banking	Sales	PFCMG	Other	Consolidated

2007
Net interest income	$351,494	$34,510	$23,511	$118	$409,633
Provision for credit losses	(31,398)	(8,575)	(2,034)	—	(42,007)
Non-interest income	137,026	8,051	59,919	(322)	204,674
Non-interest expense	(239,936)	(19,713)	(59,944)	(65,970)	(385,563)
Income taxes	(76,014)	(4,996)	(7,508)	39,983	(48,535)

Operating / reported net income	$141,172	$9,277	$13,944	$(26,191)	$138,202

2006
Net interest income	$224,157	$32,540	$19,356	$(20,740)	$255,313
Provision for credit losses	(10,286)	(2,652)	(1,224)	—	(14,162)
Non-interest income	89,353	20,286	36,475	(48,204)	97,910
Non-interest expense	(163,709)	(24,813)	(35,328)	(18,580)	(242,430)
Income taxes	(48,830)	(8,876)	(6,748)	125,269	60,815

Operating / reported net income	$90,685	$16,485	$12,531	$37,745	$157,446

	Nine Months Ended September 30,
Income Statements	Regional	Dealer		Treasury/	Huntington
(in thousands of dollars)	Banking	Sales	PFCMG	Other	Consolidated

2007
Net interest income	$780,083	$98,484	$60,887	$(20,875)	$918,579
Provision for credit losses	(108,727)	(16,623)	(6,196)	—	(131,546)
Non-Interest income	323,226	32,216	139,534	11,068	506,044
Non-Interest expense	(569,447)	(57,918)	(141,239)	(103,686)	(872,290)
Income taxes	(148,796)	(19,657)	(18,545)	80,660	(106,338)

Operating / reported net income	$276,339	$36,502	$34,441	$(32,833)	$314,449

2006
Net interest income	$659,710	$102,155	$54,962	$(55,639)	$761,188
Provision for credit losses	(35,520)	(9,465)	(4,462)	—	(49,447)
Non-Interest income	259,904	68,794	116,508	(24,743)	420,463
Non-Interest expense	(483,102)	(84,696)	(104,155)	(61,251)	(733,204)
Income taxes	(140,347)	(26,875)	(21,999)	163,727	(25,494)

Operating / reported net income	$260,645	$49,913	$40,854	$22,094	$373,506

	Assets at			Deposits at
	September 30,	December 31,	September 30,	September 30,	December 31,	September 30,
(in millions)	2007	2006	2006	2007	2006	2006

Regional Banking	$34,599	$20,933	$21,110	$32,718	$20,231	$20,301
Dealer Sales	5,632	5,003	5,257	63	59	59
PFCMG	2,884	2,153	2,174	1,631	1,162	1,145
Treasury / Other	12,189	7,240	7,121	3,992	3,596	3,233

Total	$55,304	$35,329	$35,662	$38,404	$25,048	$24,738